Exhibit 2.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

ARCONIC INC.

AND

ARCONIC ROLLED PRODUCTS CORPORATION

DATED AS OF [ ], 2020

TABLE OF CONTENTS

Page

Article I DEFINITIONS		2
Article II THE SEPARATION		15
2.1	Transfer of Assets and Assumption of Liabilities	15
2.2	GRP&E/BCS Assets; Parent Assets	18
2.3	GRP&E/BCS Liabilities; Parent Liabilities	20
2.4	Approvals and Notifications	22
2.5	Novation of Liabilities	26
2.6	Release of Guarantees	28
2.7	Termination of Agreements	30
2.8	Treatment of Shared Contracts	31
2.9	Bank Accounts; Cash Balances	32
2.10	Ancillary Agreements	32
2.11	Disclaimer of Representations and Warranties	33
2.12	Financial Information Certifications	33
2.13	Transition Committee and Other Matters	33
2.14	GRP&E/BCS Financing Arrangements	34
Article III THE DISTRIBUTION		35
3.1	Sole and Absolute Discretion; Cooperation	35
3.2	Actions Prior to the Distribution	35
3.3	Conditions to the Distribution	36
3.4	The Distribution	38
Article IV MUTUAL RELEASES; INDEMNIFICATION		39
4.1	Release of Pre-Distribution Claims	39
4.2	Indemnification by GRP&E/BCS SpinCo	42
4.3	Indemnification by Parent	42
4.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	43
4.5	Procedures for Indemnification of Third-Party Claims	44
4.6	Additional Matters	46
4.7	Right of Contribution	47
4.8	Covenant Not to Sue	48
4.9	Remedies Cumulative	48
4.10	Survival of Indemnities	48
4.11	Environmental Matters	49
Article V CERTAIN OTHER MATTERS		51
5.1	Tail Policies: Directors and Officers Insurance, Fiduciary Liability Insurance, and Employment Practice Liability Insurance	51
5.2	Insurance Matters Generally	53

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5.3	Late Payments	61
5.4	Treatment of Payments for Tax Purposes	61
5.5	Inducement	61
5.6	Post-Effective Time Conduct	61
Article VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		62
6.1	Agreement for Exchange of Information and Cooperation	62
6.2	Ownership of Information	63
6.3	Compensation for Providing Information	63
6.4	Record Retention	63
6.5	Limitations of Liability	63
6.6	Other Agreements Providing for Exchange of Information	64
6.7	Production of Witnesses; Records; Cooperation	64
6.8	Privileged Matters	65
6.9	Confidentiality	67
6.10	Protective Arrangements	69
Article VII DISPUTE RESOLUTION		69
7.1	Good-Faith Negotiation	69
7.2	Mediation	70
7.3	Arbitration	70
7.4	Litigation and Unilateral Commencement of Arbitration	71
7.5	Conduct During Dispute Resolution Process	71
Article VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		72
8.1	Further Assurances	72
8.2	Continued Use of Arconic Name	73
8.3	Domain Name Use	73
Article IX TERMINATION		73
9.1	Termination	73
9.2	Effect of Termination	73
Article X MISCELLANEOUS		73
10.1	Counterparts; Entire Agreement; Corporate Power	73
10.2	Governing Law	74
10.3	Assignability	75
10.4	Third-Party Beneficiaries	75
10.5	Notices	76
10.6	Severability	76
10.7	Force Majeure	77
10.8	No Set-Off	77
10.9	Publicity	77
10.10	Expenses	77
10.11	Headings	77
10.12	Survival of Covenants	77
10.13	Waivers of Default	77

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10.14	Specific Performance	78
10.15	Amendments	78
10.16	Interpretation	78
10.17	Limitations of Liability	79
10.18	Performance	79
10.19	Mutual Drafting; Precedence	79

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EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Arconic Rolled Products Corporation
Exhibit B	Amended and Restated Bylaws of Arconic Rolled Products Corporation

-iv-

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [ ], 2020 (this “Agreement”), is by and between Arconic Inc., a Delaware corporation (“Parent”), and Arconic Rolled Products Corporation, a Delaware corporation (“GRP&E/BCS SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that will operate the GRP&E/BCS Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the GRP&E/BCS Business from the Howmet Aerospace Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of one hundred percent (100%) of the outstanding GRP&E/BCS Shares owned by Parent (the “Distribution”);

WHEREAS, GRP&E/BCS SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the contribution by Parent of the GRP&E/BCS Assets and the GRP&E/BCS Liabilities to GRP&E/BCS SpinCo in exchange for the actual or deemed issuance by GRP&E/BCS SpinCo to Parent of GRP&E/BCS Shares (the “Contribution”) and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free under Section 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, for U.S. federal income tax purposes, this Agreement (including the Separation Step Plan attached hereto as Schedule 2.1(a)) is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-1(c);

WHEREAS, GRP&E/BCS SpinCo and Parent have prepared, and GRP&E/BCS SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning GRP&E/BCS SpinCo, the Separation and the Distribution;

WHEREAS, each of Parent and GRP&E/BCS SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, GRP&E/BCS SpinCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and GRP&E/BCS SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the GRP&E/BCS Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the GRP&E/BCS Group.

“Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the GRP&E/BCS Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Alcoa SDA” shall mean the Separation and Distribution Agreement, dated as of October 31, 2016, by and between Alcoa Inc. and Alcoa Upstream Corporation.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Tax Matters Agreement, the Employee Matters Agreement, the Metal Supply Agreements, the Intellectual Property Agreements, the Leases, the Kofem Site Services Agreement, the Davenport Tax Exempt Bonds Reimbursement Agreement, and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Arconic Name and Arconic Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “Arconic,” or any other word or element listed on Schedule 1.1 (in block letters or otherwise), either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Change of Control” with respect to a Person shall mean any occurrence resulting in (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities entitled to vote in the election of members of the board of directors or similar governing body of such Person having 50% or more of the then-outstanding voting power of such Person; (ii) such Person becoming a party to a merger, consolidation, share exchange, reorganization, sale of assets or other similar extraordinary transaction, or a proxy contest, in each case as a consequence of which members of the board of directors or similar governing body of such Person in office immediately prior to such transaction or event constitute less than a majority of such board or other body thereafter; or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors or similar governing body of such Person (including for this purpose any new director or similar person whose election or nomination for election was approved by a vote of at least two-thirds of the directors or similar persons then still in office who served in such capacities at the beginning of such period, other than those such directors or similar persons appointed, or nominated for election, in connection with an actual or threatened proxy contest or other non-consensual attempt to influence or modify such board or other body) ceasing for any reason to constitute at least a majority of such board or other body.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Tail D&O Program” shall have the meaning set forth in Section 5.1(a).

“Combined Tail Employment Practices Program” shall have the meaning set forth in Section 5.1(c).

“Combined Tail Fiduciary Program” shall have the meaning set forth in Section 5.1(b).

“Contribution” shall have the meaning set forth in the Recitals.

“CPR” shall have the meaning set forth in Section 7.2.

“Davenport Tax Exempt Bonds Reimbursement Agreement” shall mean the Second Supplemental Tax and Project Certificate and Agreement to be entered into by and between Parent and GRP&E/BCS SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed GRP&E/BCS Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed GRP&E/BCS Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the GRP&E/BCS Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall have the meaning set forth in Section 3.4(b).

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and GRP&E/BCS SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials (except for Third-Party Claims alleging personal injury out of exposure to asbestos and/or asbestos-containing materials), Environmental Law or contract or agreement relating to health and safety matters (but solely with respect to exposure to, or Releases of, Hazardous Materials) or environmental matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, post-closure monitoring, operation and maintenance, regulatory Liabilities, natural resources damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) (including the Parent Environmental Liabilities, the Shared Environmental Liabilities and the GRP&E/BCS Environmental Liabilities) and all costs and expenses, interest, fines, penalties, financial guarantees or other monetary sanctions in connection therewith.

“Environmental Permit” shall mean any Permit relating to Environmental Laws or Hazardous Materials.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by GRP&E/BCS SpinCo with the SEC to effect the registration of GRP&E/BCS Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the GRP&E/BCS Group or the Parent Group, as the context requires.

“GRP&E/BCS Accounts” shall have the meaning set forth in Section 2.9(a).

“GRP&E/BCS Assets” shall have the meaning set forth in Section 2.2(a).

“GRP&E/BCS Balance Sheet” shall mean the pro forma condensed combined balance sheet of GRP&E/BCS SpinCo, including any notes and subledgers thereto, as of [ ], 2020, as presented in the Information Statement mailed to the Record Holders.

“GRP&E/BCS Business” shall mean (a) fabricated aluminum and laminated rolled and cast plate, sheet and foil; aluminum extrusions and tube; aluminum wire, rod, bar, cable and welding; residential and commercial building products and architectural systems for building facades, walls, store fronts, doors, windows and roofs; armor; aluminum research and development, engineering and testing services; advanced manufacturing—additive manufacturing and powdered metals—other than related to forgings; aluminum, plastic and other packaging, printing and labeling materials and equipment (cans, aseptic, closures, bags); thermoformed plastic; appliances and parts; non-aero and non-IGT aluminum castings (pots, pans, cutlery—including forged); aluminum and aluminum dross recycling; aluminum automotive parts (rolled products, extrusions, wire harnesses, non-wheel castings, non-wheel forgings); telecommunications; all products, businesses, operations and activities of Parent in Russia; related businesses, operations, processes and activities; in each case as conducted at any time prior to the Effective Time by either Party or any current or former member of its Group and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the businesses, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.7, excluding, in the case of each of clauses (a) and (b), the business, operations and activities primarily related to the Parent Assets.

“GRP&E/BCS Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that GRP&E/BCS Contracts shall not include (x) any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that would constitute GRP&E/BCS Software or GRP&E/BCS Know-How:

(a)       any vendor contracts or agreements with a Third Party pursuant to which such Third Party provides information technology, human resources or financial services to either Party or any member of its Group primarily in connection with the GRP&E/BCS Business as of the Effective Time;

(b)       other than any vendor contracts or agreements addressed in clause (a) above to the extent that they shall constitute a GRP&E/BCS Contract, (i) any customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the GRP&E/BCS Business and (ii) with respect to any customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time that relates to the GRP&E/BCS Business but is not exclusively related to the GRP&E/BCS Business, that portion of any such customer, distribution, supply or vendor contract or agreement that relates to the GRP&E/BCS Business;

(c)       other than any vendor contracts or agreements addressed in clauses (a) and (b) above to the extent that they shall constitute a GRP&E/BCS Contract, (i) any license agreement entered into prior to the Effective Time exclusively related to the GRP&E/BCS Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the GRP&E/BCS Business but is not exclusively related to the GRP&E/BCS Business, that portion of any such license agreement that relates to the GRP&E/BCS Business;

(d)       any contract that is, or portion of any contract containing, any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other GRP&E/BCS Contract, any GRP&E/BCS Liability or the GRP&E/BCS Business;

(e)       any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any GRP&E/BCS Group Employee (as defined in the Employee Matters Agreement) or consultants of the GRP&E/BCS Group that are in effect as of the Effective Time;

(f)        any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group;

(g)       any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the GRP&E/BCS Business or entered into by or on behalf of any division, business unit or member of the GRP&E/BCS Group, including those set forth on Schedule 1.8;

(h)       any credit or other financing agreement entered into by GRP&E/BCS SpinCo and/or any member of the GRP&E/BCS Group in connection with the Separation;

(i)        any other contract or agreement exclusively related to the GRP&E/BCS Business or GRP&E/BCS Assets; and

(j)        any contracts, agreements or settlements listed on Schedule 1.9, including the right to recover any amounts under such contracts, agreements or settlements.

“GRP&E/BCS Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by GRP&E/BCS SpinCo to be members of the GRP&E/BCS Group as of immediately prior to the Effective Time.

“GRP&E/BCS Environmental Liabilities” shall mean the Liabilities set forth on Schedule 1.10 and all Environmental Liabilities relating to, arising out of or resulting from the GRP&E/BCS Business or that are otherwise allocated to a member of the GRP&E/BCS Group pursuant to this Agreement.

“GRP&E/BCS Financing Arrangements” shall have the meaning set forth in Section 2.14(a).

“GRP&E/BCS Group” shall mean (a) prior to the Effective Time, GRP&E/BCS SpinCo and each Person that will be a Subsidiary of GRP&E/BCS SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of GRP&E/BCS SpinCo; and (b) on and after the Effective Time, GRP&E/BCS SpinCo and each Person that is a Subsidiary of GRP&E/BCS SpinCo.

“GRP&E/BCS Indemnitees” shall have the meaning set forth in Section 4.3.

“GRP&E/BCS Intellectual Property” shall mean (a) the Arconic Name and Arconic Marks, (b) the Registrable IP set forth on Schedule 1.11, and (c) all Other IP owned by, primarily used or primarily held for use in the GRP&E/BCS Business, including any Other IP set forth on Schedule 1.11, but excluding Registrable IP and Other IP of Parent.

“GRP&E/BCS Know-How” shall mean all Know-How owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the GRP&E/BCS Business as of the Effective Time, except as set forth on Schedule 1.11.

“GRP&E/BCS Liabilities” shall have the meaning set forth in Section 2.3(a).

“GRP&E/BCS Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the GRP&E/BCS Business as of the Effective Time.

“GRP&E/BCS Policies” shall mean those Insurance Policies in effect at any time prior to the Effective Time, where the first or primary named insured is or was a member of the GRP&E/BCS Group. A partial listing of such policies, not intended to be comprehensive and for illustration only, is set forth on Schedule 5(b).

“GRP&E/BCS Shares” shall mean the shares of common stock, par value $0.01 per share, of GRP&E/BCS SpinCo.

“GRP&E/BCS Software” shall mean all Software owned or licensed by either Party or member of its Group primarily used or primarily held for use in the GRP&E/BCS Business as of the Effective Time, including Software set forth on Schedule 1.12, but excluding Software set forth on Schedule 1.4.

“GRP&E/BCS SpinCo” shall have the meaning set forth in the Preamble.

“GRP&E/BCS SpinCo Bylaws” shall mean the Amended and Restated Bylaws of GRP&E/BCS SpinCo, substantially in the form of Exhibit B.

“GRP&E/BCS SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of GRP&E/BCS SpinCo, substantially in the form of Exhibit A.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by any Governmental Authority or pursuant to any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Howmet Aerospace Business” shall mean (a) the multi-material, multi-process titanium and super alloy investment casting; aluminum semi-finished and finished aerospace and IGT structural and engine castings; fasteners; titanium mill products (cast, rolled, extruded, and forged); multi-material machining and forming; medical products; oil and gas finished products; rings; aluminum forgings; forged and cast aluminum wheels; powders, pigments and fused minerals; friction stir welding; alumina based electronic products; related businesses, operations, processes and activities; and any other businesses not included in the GRP&E/BCS Business, including the Engineered Products and Forgings Group (consisting of Arconic Engines, Arconic Fastening Systems, Arconic Engineered Systems, and Arconic Wheel & Transportation Products business units) of Parent, in each case as conducted at any time prior to the Effective Time by either Party or any current or former member of its Group and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the businesses, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.2, excluding, in the case of each of clauses (a) and (b), the business, operations and activities primarily related to the GRP&E/BCS Assets.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, records, books, contracts, instruments, surveys, concepts, Know-How, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, or other removable media, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be sent to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Policies” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, directors and officers liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation, employers’ liability, employment practices liability, cyber liability, crime, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Insurance Proceeds” shall mean those monies:

(a)       received by an insured from an insurance carrier; or

(b)       paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon), utility models, industrial design registrations and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) trade secrets, invention disclosures and Know-How, and (f) any other intellectual property rights, in each case other than Software.

“Intellectual Property Agreements” shall mean (a) the Patent, Know-How, and Trade Secret License Agreement by and between Arconic Inc. and GRP&E/BCS SpinCo, (b) the Patent, Know-How, and Trade Secret License Agreement by and between GRP&E/BCS SpinCo and Arconic Inc., (c) the Trademark License Agreement by and between GRP&E/BCS SpinCo and Arconic Inc. and (d) the Trademark License Agreement by and between Arconic Inc. and GRP&E/BCS SpinCo, in each case to be entered into in connection with the Separation, the Distribution, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Kofem Site Services Agreement” shall mean the Use Agreement by and between Arconic-Köfém Székesfehérvári Könnyufémmu Korlátolt Felelosségu Társaság and Arconic-Köfém Mill Products Hungary Korlátolt Felelosségu Társaság, the Land Use Right Agreement by and between Arconic-Köfém Mill Products Hungary Korlátolt Felelosségu Társaság and Arconic-Köfém Székesfehérvári Könnyufémmu Korlátolt Felelosségu Társaság, the Service Level Agreement for Central Engineering and Maintenance by and between Arconic-Köfém Kft and Arconic-Köfém Mill Products Hungary Kft, the Service Level Agreement for Energy, Steam and Water by and between Arconic-Köfém Kft and Arconic-Köfém Mill Products Hungary Kft and the Land Use Right Agreement by and between Arconic-Köfém Székesfehérvári Könnyufémmu Korlátolt Felelosségu Társaság and Arconic-Köfém Mill Products Hungary Korlátolt Felelosségu Társaság to be entered into in connection with the Separation, the Distribution, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Know-How” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leases” shall mean the Massena Lease and Property Management Agreement, the Kofem Site Services Agreement, and the other land use, leasing or subleasing agreements to be entered into by and between Parent and GRP&E/BCS SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the agreement in respect of the Pittsburgh offices.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Metal Supply Agreements” shall mean the Master Agreement for Product Supply by and between Arconic Massena LLC, Arconic Lafayette LLC, Arconic Davenport LLC and Parent and the Metal Supply & Tolling Agreement by and between Arconic-Köfém Mill Products Hungary Kft and Arconic-Köfém Kft, in each case to be entered into in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, each as it may be amended from time to time.

“Non-Performing Party” shall have the meaning set forth in Section 4.11(a)(i).

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.9(a).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Environmental Liabilities” shall mean the Liabilities set forth on Schedule 1.3 and all Environmental Liabilities of any member of the Parent Group other than those relating to, arising out of or resulting from the GRP&E/BCS Business or that are otherwise allocated to a member of the GRP&E/BCS Group pursuant to this Agreement.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than GRP&E/BCS SpinCo and any other member of the GRP&E/BCS Group).

“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Policies” shall mean those Insurance Policies in effect at any time prior to the Effective Time, where the first or primary named insured is or was a member of the Parent Group. A partial listing of such policies, not intended to be comprehensive and for illustration only, is set forth on Schedule 5(a).

“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.

“Parties” shall mean the parties to this Agreement.

“Performing Party” shall have the meaning set forth in Section 4.11(a)(i).

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate by Country US-BB Comp” at  http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive GRP&E/BCS Shares in the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, trademark applications, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Remediation Work” shall mean all actions required to (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment, (ii) prevent the Release of Hazardous Materials (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care or (iv) respond to requests of any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Self-Insurance” shall mean deductibles, retrospective premiums, self-insured retentions or other forms of self-insurance, including related fees and expenses.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Step Plan” shall have the meaning set forth in Section 2.1(a).

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Shared Environmental Liabilities” shall mean the Liabilities set forth on Schedule 1.5 and any other Environmental Liabilities not known to the Parties prior to the Effective Time and arising out of both GRP&E/BCS Business operations and Howmet Aerospace Business operations.

“Specified Guarantee Coverage” shall have the meaning set forth in the Alcoa SDA.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Ancillary Agreement” shall have the meaning set forth in Section 10.19(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has voting power, either directly or indirectly, to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and GRP&E/BCS SpinCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties and any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.6.

“Transition Committee” shall have the meaning set forth in Section 2.13.

“Transition Period” shall have the meaning set forth in Section 8.2.

“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased GRP&E/BCS Liability” shall have the meaning set forth in Section 2.5(a)(ii).

Article II
THE SEPARATION

2.1            Transfer of Assets and Assumption of Liabilities.

(a)               On or prior to the Effective Time, in accordance with the plan set forth on Schedule 2.1(a) (the “Separation Step Plan”), but subject to Section 2.4:

(i)                 Transfer and Assignment of GRP&E/BCS Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey or deliver to GRP&E/BCS SpinCo, or the applicable GRP&E/BCS Designees, or take such steps as may be necessary for GRP&E/BCS SpinCo or such GRP&E/BCS Designees to succeed to, and GRP&E/BCS SpinCo or such GRP&E/BCS Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the GRP&E/BCS Assets (it being understood that if any GRP&E/BCS Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such GRP&E/BCS Asset may be assigned, transferred, conveyed and delivered to GRP&E/BCS SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to GRP&E/BCS SpinCo or the applicable GRP&E/BCS Designee);

(ii)              Acceptance and Assumption of GRP&E/BCS Liabilities. GRP&E/BCS SpinCo and the applicable GRP&E/BCS Designees shall accept, assume, agree faithfully to perform, discharge and fulfill, or succeed to, all the GRP&E/BCS Liabilities in accordance with their respective terms. GRP&E/BCS SpinCo and such GRP&E/BCS Designees shall be responsible for all GRP&E/BCS Liabilities, regardless of when or where such GRP&E/BCS Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such GRP&E/BCS Liabilities are asserted or determined (including any GRP&E/BCS Liabilities arising out of claims made by Parent’s or GRP&E/BCS SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the GRP&E/BCS Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the GRP&E/BCS Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)            Transfer and Assignment of Parent Assets. Parent and GRP&E/BCS SpinCo shall cause GRP&E/BCS SpinCo and the GRP&E/BCS Designees to contribute, assign, transfer, convey or deliver to Parent or certain members of the Parent Group designated by Parent, or take such steps as may be necessary for Parent or such members of the Parent Group to succeed to, and Parent or such other members of the Parent Group shall accept from GRP&E/BCS SpinCo and the GRP&E/BCS Designees, all of GRP&E/BCS SpinCo’s and such GRP&E/BCS Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by GRP&E/BCS SpinCo or a GRP&E/BCS Designee; and

(iv)             Acceptance and Assumption of Parent Liabilities. Parent and certain members of the Parent Group designated by Parent shall accept and assume, agree faithfully to perform, discharge and fulfill, or succeed to, all of the Parent Liabilities held by GRP&E/BCS SpinCo or any GRP&E/BCS Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or GRP&E/BCS SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the GRP&E/BCS Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the GRP&E/BCS Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)               Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of and succession to the Assets and the acceptance and assumption of, performance, discharge and fulfillment of and succession to the Liabilities in accordance with Section 2.1(a), each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, (i) such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance, assignment, delivery and succession as and to the extent necessary to evidence the contribution, transfer, conveyance, assignment, delivery and succession of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a) and (ii) such assumptions of contracts and other instruments of acceptance and assumption, performance, discharge and fulfillment and succession as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)               Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party (or to any member of such Party’s Group) so entitled thereto, and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d)               Waiver of Bulk-Sale and Bulk-Transfer Laws. GRP&E/BCS SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the GRP&E/BCS Assets to any member of the GRP&E/BCS Group. Parent hereby waives compliance by each and every member of the GRP&E/BCS Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

2.2           GRP&E/BCS Assets; Parent Assets.

(a)              GRP&E/BCS Assets. For purposes of this Agreement, “GRP&E/BCS Assets” shall mean:

(i)               all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii)              all Assets of either Party or any members of its Group included or reflected as assets of the GRP&E/BCS Group on the GRP&E/BCS Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the GRP&E/BCS Balance Sheet; provided that the amounts set forth on the GRP&E/BCS Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of GRP&E/BCS Assets pursuant to this clause (ii);

(iii)            all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of GRP&E/BCS SpinCo or members of the GRP&E/BCS Group on a pro forma combined balance sheet of the GRP&E/BCS Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the GRP&E/BCS Balance Sheet), it being understood that (A) the GRP&E/BCS Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of GRP&E/BCS Assets pursuant to this clause (iii); and (B) the amounts set forth on the GRP&E/BCS Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of GRP&E/BCS Assets pursuant to this clause (iii);

(iv)             all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group;

(v)              all GRP&E/BCS Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi)             all GRP&E/BCS Intellectual Property, GRP&E/BCS Software and GRP&E/BCS Know-How as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time, and any license of Intellectual Property of Parent or any member of the Parent Group to GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group pursuant to the terms of the Intellectual Property Agreements;

(vii)            all GRP&E/BCS Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii)          all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to, or otherwise necessary for the operation of, the GRP&E/BCS Business;

(ix)             all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the GRP&E/BCS Assets, the GRP&E/BCS Liabilities, the GRP&E/BCS Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the GRP&E/BCS Assets, the GRP&E/BCS Liabilities, the GRP&E/BCS Business or the Transferred Entities; and

(x)              any and all Assets set forth on Schedule 2.2(a)(x).

Notwithstanding the foregoing, the GRP&E/BCS Assets shall not in any event include any Asset referred to in clauses (i) through (v) of Section 2.2(b).

(b)               Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the GRP&E/BCS Assets, it being understood that the Parent Assets shall include:

(i)                all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii)               all contracts and agreements of either Party or any of the members of its Group as of the Effective Time, other than the GRP&E/BCS Contracts;

(iii)              all Intellectual Property, Software and Know-How of either Party or any of the members of its Group as of the Effective Time (for the avoidance of doubt, including any license of Intellectual Property of GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group to Parent or any member of the Parent Group pursuant to the terms of the Intellectual Property Agreements), other than (A) the GRP&E/BCS Intellectual Property and (B) any license of Intellectual Property of Parent or any member of the Parent Group to GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group pursuant to the terms of the Intellectual Property Agreements, including the Parent Intellectual Property set forth on Schedule 2.2(b)(iii);

(iv)              all Permits of either Party or any of the members of its Group as of the Effective Time, other than the GRP&E/BCS Permits; and

(v)               any and all Assets set forth on Schedule 2.2(b)(v).

2.3          GRP&E/BCS Liabilities; Parent Liabilities.

(a)               GRP&E/BCS Liabilities. For the purposes of this Agreement, “GRP&E/BCS Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)                all Liabilities included or reflected as liabilities or obligations of GRP&E/BCS SpinCo or the members of the GRP&E/BCS Group on the GRP&E/BCS Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the GRP&E/BCS Balance Sheet; provided that the amounts set forth on the GRP&E/BCS Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of GRP&E/BCS Liabilities pursuant to this clause (i);

(ii)               all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of GRP&E/BCS SpinCo or the members of the GRP&E/BCS Group on a pro forma combined balance sheet of the GRP&E/BCS Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the GRP&E/BCS Balance Sheet), it being understood that (A) the GRP&E/BCS Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of GRP&E/BCS Liabilities pursuant to this clause (ii); and (B) the amounts set forth on the GRP&E/BCS Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of GRP&E/BCS Liabilities pursuant to this clause (ii);

(iii)             all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the GRP&E/BCS Business or a GRP&E/BCS Asset;

(iv)              any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group, and all agreements, obligations and Liabilities of any member of the GRP&E/BCS Group under this Agreement or any of the Ancillary Agreements;

(v)               all Liabilities to the extent relating to, arising out of or resulting from the GRP&E/BCS Contracts, the GRP&E/BCS Intellectual Property, the GRP&E/BCS Software, the GRP&E/BCS Know-How or the GRP&E/BCS Permits;

(vi)            notwithstanding anything to the contrary in Section 2.3(b), the applicable portion of any and all Liabilities set forth on Schedule 2.3(a)(vi);

(vii)           notwithstanding anything to the contrary in Section 2.3(b), (A) all GRP&E/BCS Environmental Liabilities, (B) the applicable portion of all Shared Environmental Liabilities set forth on Schedule 1.5, and (C) with respect to all Environmental Liabilities other than the Environmental Liabilities addressed in the foregoing clauses (A) or (B), Section 2.3(a)(vi), Section 2.3(b)(ii) or Section 2.3(b)(iii), the applicable portion of such Environmental Liabilities which shall be allocated equitably to GRP&E/BCS SpinCo based on consideration of the following factors:

(A)             whether, but for the Environmental Liability for which one of the Parties is solely responsible, an Environmental Liability or Remediation Work obligation would have arisen for the other Party;

(B)              the relative quantity, toxicity and area affected by the Hazardous Materials for which the respective Parties are responsible;

(C)              the degree to which the regulated substance for which a Party is responsible affects the selection of the Remediation Work, the cost of the Remediation Work, and the period of time over which the Remediation Work must be implemented; and

(D)              other relevant considerations relating to each Party’s role or obligations with respect to the applicable Environmental Liability;

(viii)          notwithstanding anything to the contrary in Section 2.3(b), any and all Liabilities set forth on Schedule 2.3(a)(viii); and

(ix)            all Liabilities arising out of claims made by Parent’s or GRP&E/BCS SpinCo’s respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the GRP&E/BCS Group to the extent relating to, arising out of or resulting from the GRP&E/BCS Business or the GRP&E/BCS Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (viii) of this Section 2.3(a);

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b)(i) or Schedule 1.3, the applicable portion of all Liabilities set forth on Schedule 2.3(a)(vi) or Schedule 1.5 and any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be GRP&E/BCS Liabilities but instead shall be Parent Liabilities.

(b)               Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the GRP&E/BCS Group, in each case that are not GRP&E/BCS Liabilities, including:

(i)               any and all Liabilities set forth on Schedule 2.3(b)(i);

(ii)              notwithstanding anything to the contrary in Section 2.3(a), the applicable portion of any and all Liabilities set forth on Schedule 2.3(a)(vi);

(iii)             notwithstanding anything to the contrary in Section 2.3(a), (A) all Parent Environmental Liabilities, (B) the applicable portion of all Shared Environmental Liabilities set forth on Schedule 1.5, and (C) with respect to all Environmental Liabilities other than the Environmental Liabilities addressed in the foregoing clauses (A) or (B), Section 2.3(a)(vi), Section 2.3(a)(vii) or Section 2.3(b)(ii), the applicable portion of such Environmental Liabilities which shall be allocated equitably to Parent based on consideration of the factors specified in Section 2.3(a)(vii); and

(iv)             all Liabilities arising out of claims made against any member of the Parent Group or the GRP&E/BCS Group to the extent relating to, arising out of or resulting from the Howmet Aerospace Business or the Parent Assets.

2.4           Approvals and Notifications.

(a)               Approvals and Notifications for GRP&E/BCS Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any GRP&E/BCS Asset, or the acceptance or assumption of, performance, discharge and fulfillment of, or succession to any GRP&E/BCS Liability, in each case under Section 2.1, is determined to be a transfer or assignment that requires any Approvals or Notifications, or to the extent that the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and GRP&E/BCS SpinCo, neither Parent nor GRP&E/BCS SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)               Delayed GRP&E/BCS SpinCo Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the GRP&E/BCS Group of any GRP&E/BCS Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the GRP&E/BCS Group of any GRP&E/BCS Liability would be a violation of applicable Law or is determined to be a transfer or assignment that requires any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time then, unless the Parties mutually determine otherwise, the contribution, assignment, transfer, conveyance or delivery to or succession of the GRP&E/BCS Group of such GRP&E/BCS Assets or the acceptance or assumption by, performance, discharge and fulfillment of, or succession by the GRP&E/BCS Group of such GRP&E/BCS Liabilities, as the case may be, shall be automatically deemed deferred and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such GRP&E/BCS Assets or GRP&E/BCS Liabilities shall continue to constitute GRP&E/BCS Assets and GRP&E/BCS Liabilities for all other purposes of this Agreement.

(c)               Treatment of Delayed GRP&E/BCS Assets and Delayed GRP&E/BCS Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any GRP&E/BCS Asset or any acceptance or assumption of, performance, discharge and fulfillment of, or succession to any GRP&E/BCS Liability intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason, and (ii) with respect to (A) the agreements set forth on Schedule 2.4(c)(ii)(A) and (B) the capital stock or other equity interests of the Transferred Entities set forth on Schedule 2.4(c)(ii)(B), which such agreements and capital stock or other equity interests shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such GRP&E/BCS Asset, a “Delayed GRP&E/BCS Asset” and any such GRP&E/BCS Liability, a “Delayed GRP&E/BCS Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed GRP&E/BCS Asset or such Delayed GRP&E/BCS Liability, as the case may be, shall thereafter hold such Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability, as the case may be, for the use and benefit of the member of the GRP&E/BCS Group entitled thereto (at the expense of the member of the GRP&E/BCS Group entitled thereto) and such member of the GRP&E/BCS Group shall be afforded all the benefits and burdens of such Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability, as applicable. In addition, the member of the Parent Group retaining such Delayed GRP&E/BCS Asset or such Delayed GRP&E/BCS Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the GRP&E/BCS Group to whom such Delayed GRP&E/BCS Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed GRP&E/BCS Liability, as the case may be, in order to place such member of the GRP&E/BCS Group in a substantially similar position as if such Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled as contemplated hereby and so that all the benefits and burdens relating to such Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the GRP&E/BCS Group.

(d)               Transfer of Delayed GRP&E/BCS Assets and Delayed GRP&E/BCS Liabilities. Subject to Schedule 2.4(c)(ii)(A) and Schedule 2.4(c)(ii)(B) with respect to the agreements, capital stock or other equity interests set forth therein, if and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed GRP&E/BCS Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed GRP&E/BCS Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed GRP&E/BCS Asset or the assumption of any Delayed GRP&E/BCS Liability have been removed, the contribution, assignment, transfer, conveyance or delivery of or succession to the applicable Delayed GRP&E/BCS Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to the applicable Delayed GRP&E/BCS Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)               Costs for Delayed GRP&E/BCS Assets and Delayed GRP&E/BCS Liabilities. Any member of the Parent Group retaining a Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability due to the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed GRP&E/BCS Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed GRP&E/BCS Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by GRP&E/BCS SpinCo or the member of the GRP&E/BCS Group entitled to the Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by GRP&E/BCS SpinCo or the member of the GRP&E/BCS Group entitled to such Delayed GRP&E/BCS Asset or Delayed GRP&E/BCS Liability.

(f)                Approvals and Notifications for Parent Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset or the acceptance or assumption of, performance, discharge and fulfillment, or succession to any Parent Liability, in each case under Section 2.1, is determined to be a transfer or assignment that requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and GRP&E/BCS SpinCo, neither Parent nor GRP&E/BCS SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)               Delayed Parent Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the Parent Group of any Parent Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the Parent Group of any Parent Liability would be a violation of applicable Law or is determined to be a transfer or assignment that requires any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually determine otherwise, the contribution, assignment, transfer, conveyance or delivery to or succession of the Parent Group of such Parent Assets or the acceptance or assumption by, performance, discharge and fulfillment of or, or succession by the Parent Group of such Parent Liability, as the case may be, shall be automatically deemed deferred and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h)               Treatment of Delayed Parent Assets and Delayed Parent Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset or any acceptance or assumption of, performance, discharge and fulfillment of, or succession to any Parent Liability intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason, and (ii) with respect to the agreements set forth on Schedule 2.4(h), which such agreements shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such Parent Asset, a “Delayed Parent Asset” and any such Parent Liability, a “Delayed Parent Liability”), then, subject to applicable Law, the member of the GRP&E/BCS Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (with associated costs being for the account of the member of the Parent Group entitled thereto) and such member of the Parent Group shall be afforded all the benefits and burdens of such Delayed Parent Asset or Delayed Parent Liability, as applicable. In addition, the member of the GRP&E/BCS Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice. Such member of the GRP&E/BCS Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled as contemplated hereby and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group.

(i)                 Transfer of Delayed Parent Assets and Delayed Parent Liabilities. Subject to Schedule 2.4(h) with respect to the agreements set forth therein, if and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability, are obtained or made, and, if and when any other legal impediments for the contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)                 Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the GRP&E/BCS Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed Parent Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.5           Novation of Liabilities.

(a)               Novation of GRP&E/BCS Liabilities.

(i)                 Except as set forth in Schedule 2.5(a), each of Parent and GRP&E/BCS SpinCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all GRP&E/BCS Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the GRP&E/BCS Group shall be solely responsible for such GRP&E/BCS Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement (including Section 2.6) or any of the Ancillary Agreements, neither Parent nor GRP&E/BCS SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)              If Parent or GRP&E/BCS SpinCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.5(a) and the applicable member of the Parent Group continues to be bound by such GRP&E/BCS Liability (each, an “Unreleased GRP&E/BCS Liability”), GRP&E/BCS SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased GRP&E/BCS Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased GRP&E/BCS Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and GRP&E/BCS SpinCo or the applicable GRP&E/BCS Group member shall assume, such Unreleased GRP&E/BCS Liabilities without exchange of further consideration.

(b)               Novation of Parent Liabilities.

(i)                 Each of Parent and GRP&E/BCS SpinCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the GRP&E/BCS Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement (including Section 2.6) or any of the Ancillary Agreements, neither Parent nor GRP&E/BCS SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)              If Parent or GRP&E/BCS SpinCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.5(b) and the applicable member of the GRP&E/BCS Group continues to be bound by such Parent Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the GRP&E/BCS Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the GRP&E/BCS Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the GRP&E/BCS Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, GRP&E/BCS SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6              Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)               On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and GRP&E/BCS SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any GRP&E/BCS Liability to the extent that it relates to GRP&E/BCS Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such GRP&E/BCS Liability; and (ii) have any member(s) of the GRP&E/BCS Group removed as guarantor of or obligor for any Parent Liability to the extent that it relates to Parent Liabilities, including the removal of any Security Interest on or in any GRP&E/BCS Asset that may serve as collateral or security for any such Parent Liability.

(b)               To the extent required to obtain a release from a guarantee or other credit support provided by or on behalf of:

(i)                 any member of the Parent Group, GRP&E/BCS SpinCo shall promptly (A) other than in the case of a guarantee by a member of the Parent Group, provide or cause to be provided a replacement letter of credit, bank guarantee or other credit support of the type provided by or on behalf of the Parent Group on substantially the same terms as that provided by or on behalf of any member of the Parent Group, to the extent (x) in the case of a letter of credit, GRP&E/BCS SpinCo has reasonably available capacity under its revolving credit facility to obtain such letter of credit and (y) such arrangement would not violate or breach the terms of any contract or other agreement to which GRP&E/BCS SpinCo or any of its subsidiaries is a party, or (B) in the case of a guarantee by a member of the Parent Group, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which such agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which GRP&E/BCS SpinCo would be reasonably unable to comply or (B) which GRP&E/BCS SpinCo would not reasonably be able to avoid breaching; and

(ii)              any member of the GRP&E/BCS Group, Parent shall promptly (A) other than in the case of a guarantee by a member of the GRP&E/BCS Group, provide or cause to be provided a replacement letter of credit, bank guarantee or other credit support of the type provided by or on behalf of the GRP&E/BCS Group on substantially the same terms as that provided by or on behalf of any member of the GRP&E/BCS Group, to the extent (x) in the case of a letter of credit, Parent has reasonably available capacity under its revolving credit facility to obtain such letter of credit and (y) such arrangement would not violate or breach the terms of any contract or other agreement to which Parent or any of its subsidiaries is a party, or (B) in the case of a guarantee by a member of the GRP&E/BCS Group, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which such agreement shall include the removal of any Security Interest on or in any GRP&E/BCS Asset that may serve as collateral or security for any such GRP&E/BCS Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which Parent would not reasonably be able to avoid breaching.

(c)               If Parent or GRP&E/BCS SpinCo is unable to obtain, or to cause to be obtained, any such removal or release referred to in Section 2.6(a) or (b), (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and GRP&E/BCS SpinCo, on behalf of itself and the other members of their respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of such other Party’s Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

(d)               Each of Parent and GRP&E/BCS SpinCo shall keep the other Party reasonably informed regarding the matters that are the subject of this Section 2.6, including with respect to any material discussions and negotiations relating to the novation of Liabilities and releases of guarantees and other credit support obligations and the status and terms thereof, as well as any proposed or contemplated amendments, terminations, waivers or modifications that would be reasonably likely to adversely affect such other Party.

(e)               Notwithstanding anything to the contrary in Section 2.6(a) through Section 2.6(d), with respect to the guarantees and contracts set forth on Schedule 2.6(e), Parent or the applicable member of the Parent Group shall remain the guarantor or obligor thereunder and GRP&E/BCS SpinCo shall indemnify, defend and hold harmless Parent or the applicable member of the Parent Group against or from fifty percent (50%) of (i) any Liability arising from or relating thereto in accordance with the provisions of Article IV (it being agreed that (A) notwithstanding anything to the contrary herein, as between GRP&E/BCS SpinCo (or any member of its Group) and Parent (or any member of its Group), Parent (or the applicable member of its Group) shall control any Action with any Third Party (including Alcoa Corporation and its Affiliates) relating thereto and (B) any such indemnification will be net of any recovery of the Parent Group pursuant to any Specified Guarantee Coverage) and (ii) any amounts paid by Parent or any member of the Parent Group to purchase Specified Guarantee Coverage for which Alcoa Corporation has failed to pay or reimburse (or has threatened to fail to pay or reimburse) Parent or the applicable member of the Parent Group in accordance with the provisions of Article IV, provided that to the extent any such amount is subsequently reimbursed by Alcoa Corporation or its Affiliates to Parent or any member of the Parent Group, or to GRP&E/BCS SpinCo or any member of the GRP&E/BCS SpinCo Group, such Party or member of its Group shall pay over to the other Party or a member of its Group fifty percent (50%) of the amount so reimbursed.

2.7              Termination of Agreements.

(a)               Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, GRP&E/BCS SpinCo and each member of the GRP&E/BCS Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among GRP&E/BCS SpinCo and/or any member of the GRP&E/BCS Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)               The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or GRP&E/BCS SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)               All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the GRP&E/BCS Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion.

2.8              Treatment of Shared Contracts.

(a)               Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a GRP&E/BCS Contract, but the remainder of which is a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the GRP&E/BCS Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the GRP&E/BCS Business or the Howmet Aerospace Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group pursuant to this Section 2.8 (or appropriately amended), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8 (or appropriately amended).

(b)               Each of Parent and GRP&E/BCS SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)               Nothing in this Section 2.8 shall require any member of either Group to make any non de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non de minimis obligation or grant any non de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.8.

2.9              Bank Accounts; Cash Balances.

(a)               Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group (collectively, the “GRP&E/BCS Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such GRP&E/BCS Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or GRP&E/BCS Account, respectively, is no longer Linked to such Parent Account or GRP&E/BCS Account, respectively.

(b)               With respect to any outstanding checks issued or payments initiated by Parent, GRP&E/BCS SpinCo or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c)               As between Parent and GRP&E/BCS SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(d)               Notwithstanding anything to the contrary in this Agreement, GRP&E/BCS SpinCo shall promptly pay over to Parent any GRP&E/BCS True-up Payment (as used herein, such term shall have the meaning given in Schedule 2.14) as may be required in accordance with Schedule 2.14, or Parent shall promptly pay over to GRP&E/BCS SpinCo any Parent True-up Payment (as used herein, such term shall have the meaning given in Schedule 2.14) as may be required in accordance with Schedule 2.14. For U.S. federal (and applicable state and local) income tax purposes, any GRP&E/BCS True-up Payment or Parent True-up Payment shall be treated as being made pursuant to the Contribution, except to the extent required by applicable Law.

2.10          Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and GRP&E/BCS SpinCo shall, or shall cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it or such member, as applicable, is a party.

2.11          Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND GRP&E/BCS SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GRP&E/BCS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12          Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to GRP&E/BCS SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of GRP&E/BCS SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Parent, within thirty-five (35) days of the end of any fiscal quarter during which GRP&E/BCS SpinCo remains Parent’s Subsidiary, shall provide GRP&E/BCS SpinCo with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

2.13          Transition Committee and Other Matters.

(a)               Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from Parent and GRP&E/BCS SpinCo. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees; and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.13, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

(b)               Parent and GRP&E/BCS SpinCo acknowledge that prior to the Effective Time, each of the Parent Board and the board of directors of GRP&E/BCS SpinCo shall approve resolutions undertaking the enhanced compliance procedures contemplated by the Plea Agreement, dated January 8, 2014, between the United States of America and Alcoa World Alumina LLC and the Cease and Desist Order, dated January 9, 2014, In the Matter of Alcoa Inc.

2.14          GRP&E/BCS Financing Arrangements.

(a)               Prior to the Effective Time and pursuant to the Separation Step Plan, (i) GRP&E/BCS SpinCo or other member(s) of the GRP&E/BCS Group shall enter into one or more financing arrangements and agreements pursuant to which it or they shall borrow a principal amount of $[ ] (the “GRP&E/BCS Financing Arrangements”), and (ii) GRP&E/BCS SpinCo or such other member(s) of the GRP&E/BCS Group that entered into the GRP&E/BCS Financing Arrangements shall transfer all or a portion of the proceeds from the GRP&E/BCS Financing Arrangements to Parent or other member(s) of the Parent Group in accordance with Schedule 2.14.

(b)               Parent and GRP&E/BCS SpinCo agree to take all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all obligations pursuant to the GRP&E/BCS Financing Arrangements as of no later than the Effective Time. The parties agree that GRP&E/BCS SpinCo or another member of the GRP&E/BCS Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the GRP&E/BCS Financing Arrangements.

(c)               Prior to the Effective Time, Parent and GRP&E/BCS SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the GRP&E/BCS Financing Arrangements.

Article III
THE DISTRIBUTION

3.1              Sole and Absolute Discretion; Cooperation.

(a)               Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing herein shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)               GRP&E/BCS SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of GRP&E/BCS Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. GRP&E/BCS SpinCo and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2              Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)               Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)               GRP&E/BCS SpinCo Certificate of Incorporation and GRP&E/BCS SpinCo Bylaws. On or prior to the Distribution Date, Parent and GRP&E/BCS SpinCo shall take all necessary actions so that, as of the Effective Time, the GRP&E/BCS SpinCo Certificate of Incorporation and the GRP&E/BCS SpinCo Bylaws shall become the certificate of incorporation and bylaws of GRP&E/BCS SpinCo, respectively.

(c)               GRP&E/BCS SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and GRP&E/BCS SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of GRP&E/BCS SpinCo shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) GRP&E/BCS SpinCo shall have such other officers as GRP&E/BCS SpinCo shall appoint.

(d)               NYSE Listing. GRP&E/BCS SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the GRP&E/BCS Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)               Securities Law Matters. GRP&E/BCS SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and GRP&E/BCS SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and GRP&E/BCS SpinCo shall prepare, and GRP&E/BCS SpinCo shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and GRP&E/BCS SpinCo shall use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and GRP&E/BCS SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)                Mailing of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(g)               The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)               Stock-Based Employee Benefit Plans. Parent and GRP&E/BCS SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent shares) and GRP&E/BCS SpinCo (in respect of GRP&E/BCS SpinCo shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(i)                 Name Change. (i) Parent and GRP&E/BCS SpinCo shall take all actions necessary such that coincident with the Distribution , (A) Arconic Rolled Products Corporation will change its name to Arconic Corporation and (B) Parent will change its name to Howmet Aerospace Inc., and (ii) Parent shall prepare and file, and shall use its reasonable best efforts to have approved, a supplemental listing application with the NYSE to facilitate its name change.

3.3            Conditions to the Distribution.

(a)               The consummation of the Distribution shall be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i)              The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)             The Information Statement shall have been mailed to the Record Holders.

(iii)            Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, satisfactory to the Parent Board, regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Code.

(iv)            The transfer of the GRP&E/BCS Assets (other than any Delayed GRP&E/BCS Asset) and GRP&E/BCS Liabilities (other than any Delayed GRP&E/BCS Liability) contemplated to be transferred from Parent to GRP&E/BCS SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from GRP&E/BCS SpinCo to Parent on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Separation Step Plan.

(v)             An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent and GRP&E/BCS SpinCo after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(vi)            The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(vii)           Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii)          No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(ix)            The GRP&E/BCS Shares to be distributed to the Parent stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(x)             Parent shall have received the proceeds from the GRP&E/BCS Financing Arrangements contemplated by Section 2.14 and shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further Liability under the GRP&E/BCS Financing Arrangements.

(xi)            No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)               The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4              The Distribution.

(a)               Subject to Section 3.3, on or prior to the Effective Time, GRP&E/BCS SpinCo shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding GRP&E/BCS Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of GRP&E/BCS Shares to each such Record Holder or designated transferee or transferees of thereof by way of direct registration in book-entry form. GRP&E/BCS SpinCo shall not issue paper stock certificates in respect of the GRP&E/BCS Shares. The Distribution shall be effective at the Effective Time.

(b)               Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution [          ] GRP&E/BCS Share for every [          ] Parent Share held by such Record Holder on the Record Date (the “Distribution Ratio”)[, rounded down to the nearest whole number.]

(c)               No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of GRP&E/BCS SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a GRP&E/BCS Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Agent to determine the number of whole and fractional GRP&E/BCS Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, GRP&E/BCS SpinCo or the Agent shall be required to guarantee any minimum sale price for the fractional GRP&E/BCS Shares sold in accordance with this Section 3.4(c). Neither Parent nor GRP&E/BCS SpinCo shall be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or GRP&E/BCS SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)              Any GRP&E/BCS Shares or cash in lieu of fractional shares with respect to GRP&E/BCS Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to GRP&E/BCS SpinCo, and GRP&E/BCS SpinCo or its transfer agent shall hold such GRP&E/BCS Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such GRP&E/BCS Shares and cash, if any, in lieu of fractional share interests shall be obligations of GRP&E/BCS SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e)               Until the GRP&E/BCS Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, GRP&E/BCS SpinCo shall regard the Persons entitled to receive such GRP&E/BCS Shares as record holders of GRP&E/BCS Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. GRP&E/BCS SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the GRP&E/BCS Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the GRP&E/BCS Shares then held by such holder.

Article IV
MUTUAL RELEASES; INDEMNIFICATION

4.1            Release of Pre-Distribution Claims.

(a)               GRP&E/BCS SpinCo Release of Parent. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, GRP&E/BCS SpinCo does hereby, for itself and each other member of the GRP&E/BCS Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the GRP&E/BCS Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of GRP&E/BCS SpinCo or a member of the GRP&E/BCS Group, in each case from: (A) all GRP&E/BCS Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the GRP&E/BCS Business, the GRP&E/BCS Assets or the GRP&E/BCS Liabilities.

(b)               Parent Release of GRP&E/BCS SpinCo. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge GRP&E/BCS SpinCo and the members of the GRP&E/BCS Group and their respective successors and assigns, from (i) all Parent Liabilities, (ii) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Howmet Aerospace Business, the Parent Assets or the Parent Liabilities.

(c)               Obligations Not Affected. Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, or any agreements, arrangements, commitments or understandings which Section 2.7(b) (or the applicable Schedules thereto) provide shall not terminate as of the Effective Time, in each case in accordance with their respective terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

(i)                 any Liability provided in or resulting from any agreement among any members of the Parent Group or the GRP&E/BCS Group which Section 2.7(b) (or the applicable Schedules thereto) provide shall not terminate as of the Effective Time, or any other Liability which Section 2.7(b) provides shall not terminate as of the Effective Time;

(ii)              any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)            any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)            any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)             any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of a member of the GRP&E/BCS Group who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a GRP&E/BCS Liability, GRP&E/BCS SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)               No Claims. GRP&E/BCS SpinCo shall not make, and shall not permit any other member of the GRP&E/BCS Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)               Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2              Indemnification by GRP&E/BCS SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, GRP&E/BCS SpinCo shall, and shall cause the other members of the GRP&E/BCS Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)               any GRP&E/BCS Liability;

(b)               any failure of GRP&E/BCS SpinCo, any other member of the GRP&E/BCS Group or any other Person to pay, perform or otherwise promptly discharge any GRP&E/BCS Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)               any breach by GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group of this Agreement or any of the Ancillary Agreements;

(d)               except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the GRP&E/BCS Group by any member of the Parent Group that survives following the Distribution; and

(e)               any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if GRP&E/BCS SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3              Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless GRP&E/BCS SpinCo, each member of the GRP&E/BCS Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GRP&E/BCS Indemnitees”), from and against any and all Liabilities of the GRP&E/BCS Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)               any Parent Liability;

(b)               any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)               any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d)               except to the extent it relates to a GRP&E/BCS Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the GRP&E/BCS Group that survives following the Distribution; and

(e)               any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if GRP&E/BCS SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by GRP&E/BCS SpinCo.

4.4            Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)               The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then, within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)               The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required, or otherwise satisfying any indemnification obligation, under the terms of this Agreement pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5              Procedures for Indemnification of Third-Party Claims.

(a)               Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the GRP&E/BCS Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty one (21) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)               Control of Defense. An Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such Losses to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim.

Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)               Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)               Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto, in each case as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation in connection with a Third-Party Claim inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)               No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within twenty (20) days or such longer period, not to exceed thirty (30) days, as may be agreed by the Parties (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)                Ancillary Agreements Govern. The provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes, which shall be governed by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6              Additional Matters.

(a)               Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)               Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)               Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such Third Party.

(d)               Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)               Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7              Right of Contribution.

(a)               Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)               Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed GRP&E/BCS Assets or Delayed GRP&E/BCS Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the GRP&E/BCS Business prior to the Effective Time shall be deemed to be the fault of GRP&E/BCS SpinCo and the other members of the GRP&E/BCS Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group and (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the GRP&E/BCS Group) or with the ownership, operation or activities of the Howmet Aerospace Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group.

4.8              Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of its Group or any Person claiming through it or them shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any GRP&E/BCS Liabilities by GRP&E/BCS SpinCo or a member of the GRP&E/BCS Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9              Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10           Survival of Indemnities. The rights and obligations of each of Parent and GRP&E/BCS SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group.

4.11          Environmental Matters.

(a)               Management of Environmental Liabilities.

(i)                The Party designated or otherwise deemed to be the Party responsible for an Environmental Liability under this Agreement shall be the Party responsible for managing such Environmental Liability (the “Performing Party” or “Lead Party”) and the other Party will be the non-performing Party with respect to such Environmental Liability (the “Non-Performing Party” or “Non-Lead Party”), unless (1) Schedules 1.3, 1.5 or 1.10 provide otherwise, or (2) the Non-Performing Party (or a member of its Group) is the owner of the property impacted by the Environmental Liability in which case such property owner shall be the Performing Party. With respect to any Environmental Liability, the Performing Party shall be required to perform all Remediation Work and other remediation and compliance activities required by applicable Environmental Laws or the requirements of any Governmental Authority with jurisdiction over such Environmental Liability and/or Remediation Work or to comply with any obligations of either Party to indemnify any Third Party with respect to Environmental Liabilities or avoid Liability to any Third Party under applicable Environmental Law.

(ii)              With regard to any Remediation Work that could result in Environmental Liability to the Non-Performing Party to be performed following the date of this Agreement, (A) all proposals for Remediation Work and all decisions as to Remediation Work shall be made by the Performing Party in reasonable consultation with the Non-Performing Party upon written request by the Non-Performing Party and reasonably taking in account the input of the Non-Performing Party and its consultants, and (B) the Performing Party shall retain only reasonably qualified environmental consultants to assist it in undertaking and completing such Remediation Work. With regard to any Remediation Work performed or to be performed following the date of this Agreement, the Performing Party shall provide to the Non-Performing Party, as promptly as reasonably practicable, a copy of any and all final written correspondence, results, tables, figures, conclusions, reports and other documents (I) generated by any consultant or (II) submitted to, filed with or received from any Governmental Authority, but, in each case, only to the extent the Non-Performing Party submits a written request to the Performing Party to receive such documents.

(iii)             With regard to Remediation Work where the Performing Party will bear less than half of the costs under this Agreement, (i) the non-Performing Party will have the right to select the contractors, consultants, and other third parties to perform the Remediation Work, subject to the approval of the Performing Party, which approval shall not be withheld except for good cause, (ii) at non-Performing Party’s request in writing, non-Performing Party will be involved in all significant discussions with Performing Party and any relevant third party regarding all aspects of any Remediation Work, (iii) non-Performing Party will have a meaningful opportunity to provide comment to Performing Party and any relevant third party regarding all material aspects of any Remediation Work to be taken, and (iv) Performing Party shall take into consideration any such comments by non-Performing Party and implement them where reasonably feasible.

(iv)             With respect to any Environmental Liability or Remediation Work identified in Schedule 1.5, if the Non-Performing Party is the property owner, the Performing Party shall not initiate any communication with any Governmental Authority or other Third Party without the prior written consent of the Non-Performing Party, such consent not to be unreasonably withheld, conditioned or delayed.

(b)               Substitution.

(i)                The Performing Party shall use its reasonable best efforts to obtain any consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause the Performing Party or the appropriate subsidiary of the Performing Party to be fully substituted for the Non-Performing Party or any other applicable member of the Non-Performing Party’s Group with respect to any order, decree, judgment, agreement or Action with respect to Environmental Liabilities for which such Performing Party is the Performing Party that are in effect as of the Effective Time.  In addition, each Party shall use its reasonable best efforts to obtain any consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause such Party or the appropriate subsidiary of such Party to be fully substituted for the other Party or any other applicable member of the other Party’s Group with respect to any order, decree, judgment, agreement or Action with respect to Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the GRP&E/BCS Assets, in the case of GRP&E/BCS SpinCo, or the Parent Assets, in the case of Parent. Each Party shall inform the applicable Governmental Authority about its assumption of the applicable Environmental Liabilities associated with the matters listed on Schedule 1.3, 1.5 and 1.10 and request that the Governmental Authorities direct all communications, requirements, notifications and/or official letters related to such matters to such Party. Each Party shall use its reasonable best efforts to provide necessary assistance or signatures to the other Party to achieve the purposes of this Section 4.11(b).

(ii)              Until such time as GRP&E/BCS SpinCo and Parent complete the substitutions outlined in this Section 4.11(b), each Party shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in the other Party’s name but for which substitutions are to be made pursuant to this Section 4.11(b).

(iii)            Notwithstanding anything in this Section 4.11(b) to the contrary, nothing in this Section 4.11(b) shall require either Party to take any actions that would reasonably be expected to increase the overall collective Liabilities of Parent and GRP&E/BCS SpinCo, in the aggregate, to any Third Party.

(c)               Standards for Remediation.

(i)               The Performing Party shall perform all Remediation Work and other remediation and compliance activities contemplated by this Section 4.11, at a minimum, up to but not beyond the standards applicable to commercial/industrial uses.

(ii)              The Parties shall implement deed restrictions, engineering and other institutional controls, and risk-based corrective action to manage or close out any Remediation Work or other remediation and compliance activities contemplated by this Section 4.11, provided that such deed restrictions, engineering and other institutional controls do not materially limit or materially increase the cost of the Non-Performing Party’s ongoing and future operations or the Performing Party’s ability to expand industrial or commercial operations or sell such any applicable property for industrial or commercial use in the future.

(iii)             Where feasible and commercially advantageous with respect to the cost for Remediation Work, waste from either Performing Party or non-Performing Party should be consolidated into existing on-site disposal areas.

(iv)            The Performing Party may take additional measures beyond the minimum required by this Section 4.11, but at the sole expense of Performing Party, regardless of non-Performing Party’s share of liability for the Remediation Work unless required by the Governmental Authorities in which case the non-Performing Party will continue to pay its full share.

Article V
CERTAIN OTHER MATTERS

5.1              Tail Policies: Directors and Officers Insurance, Fiduciary Liability Insurance, and Employment Practice Liability Insurance.

(a)               Prior to the Effective Time, Parent shall obtain and fully pay for “tail” directors and officers liability insurance policies having a policy period of six (6) years from and after the Effective Time and providing prior acts coverage for claims made after the Effective Time with respect to wrongful acts that were committed prior to the Effective Time. Such directors and officers liability insurance policies, being referred to as the “Combined Tail D&O Program,” shall be consistent in all material respects with the directors and officers liability insurance policies maintained by Parent as of the Effective Time (except for policy period and provisions excluding coverage for wrongful acts committed after the Effective Time).

(b)               Prior to the Effective Time, Parent shall obtain and fully pay for fiduciary liability insurance policies having a policy period of six (6) years from and after the Effective Time and providing prior acts coverage for claims made after the Effective Time with respect to wrongful acts that were committed prior to the Effective Time. Such fiduciary liability insurance policies, being referred to as the “Combined Tail Fiduciary Program,” shall be consistent in all material respects with the fiduciary liability insurance policies maintained by Parent as of the Effective Time (except for policy period and provisions excluding coverage for wrongful acts committed after the Effective Time).

(c)               Prior to the Effective Time, Parent shall obtain and fully pay for employment practices liability insurance policies having a policy period of six (6) years from and after the Effective Time and providing prior acts coverage for claims made after the Effective Time with respect to wrongful acts that were committed prior to the Effective Time. Such employment practices liability insurance policies, being referred to as the “Combined Tail Employment Practices Program,” shall be consistent in all material respects with the employment practices liability insurance policies maintained by Parent as of the Effective Time (except for policy period and provisions excluding coverage for wrongful acts committed after the Effective Time).

(d)               Parent shall timely provide to GRP&E/BCS SpinCo copies of all policies comprising the Combined Tail D&O Program, the Combined Tail Fiduciary Program and the Combined Tail Employment Practices Program as well as copies of all binders.

(e)               With respect to any claims that potentially implicate coverage provided under the Combined Tail D&O Program, the Combined Tail Fiduciary Program or the Combined Tail Employment Practices Program, on the one hand, and other insurance policies such as directors and officers liabilities insurance policies, fiduciary liability policies and employment practices liability insurance policies obtained by a Parent or GRP&E/BCS SpinCo for wrongful acts committed after the Effective Time, on the other hand, GRP&E/BCS SpinCo and Parent agree to cooperate and to act in good faith to ensure that an appropriate allocation of loss, if any, and an insurance contribution and Self-Insurance contribution, in accordance with the terms and provisions of the respective policies and the law, are effectuated.

5.2              Insurance Matters Generally.

(a)               From and after the Effective Time, subject to the provisions of this Article V, (i) Parent and any members of the Parent Group insured under the Parent Policies on or before the Effective Date shall continue to be insured under the Parent Policies and shall retain all of the rights under the Parent Policies to the same extent, including their rights to recover for, without limitation, any Parent Liabilities under the Parent Policies, and (ii) GRP&E/BCS SpinCo and any members of the GRP&E/BCS Group insured under the GRP&E/BCS Policies on or before the Effective Date shall continue to be insured under the GRP&E/BCS Policies and shall retain all of their rights under the GRP&E/BCS Policies, including rights to recover for, without limitation, any GRP&E/BCS Liabilities under the GRP&E/BCS Policies.

(b)               Subject only to Sections 5.1, 5.2(g) and 5.2(k), in no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have any Liability or obligation whatsoever to any member of the GRP&E/BCS Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the GRP&E/BCS Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. Subject only to Sections 5.1, 5.2(g) and 5.2(l), in no event shall GRP&E/BCS SpinCo, any other member of the GRP&E/BCS Group or any GRP&E/BCS Indemnitee have any Liability or obligation whatsoever to any member of the Parent Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Parent Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(c)               From and after the Effective Time, with respect to any GRP&E/BCS Liability, (i) GRP&E/BCS SpinCo and each member of the GRP&E/BCS Group, to the extent permitted by law, will have and will be fully entitled to exercise all rights that any of them may have as of the Effective Time, including the right to make claims, under the Parent Policies, it being the intent that this Agreement shall not operate to reduce any insurance recovery that otherwise would be available in the absence of the Separation; and (ii) to the extent permitted by law and necessary to effectuate the purpose of this Section 5.2(c), Parent assigns, transfers and conveys to GRP&E/BCS SpinCo all rights to, proceeds from, and all claims and choses in action for coverage, defense, indemnity, payment and reimbursement provided under the Parent Policies to such members of the GRP&E/BCS Group with respect to the GRP&E/BCS Liabilities, but solely to the extent that such policies provided coverage for such members of the GRP&E/BCS Group prior to the Effective Time with respect to such GRP&E/BCS Liabilities; provided that such access to, and such right to make claims under, the Parent Policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, and any Self-Insurance, and shall be subject to the following additional conditions:

(i)              Subject to Section 5.2(o), GRP&E/BCS SpinCo will be solely responsible for notifying, tendering and submitting any claim for insurance coverage of any GRP&E/BCS Liability under the Parent Policies and for communicating with the issuers of the Parent Policies with respect to such claims for coverage. With respect to such GRP&E/BCS SpinCo claim for coverage of a GRP&E/BCS Liability under the Parent Policies, (A) GRP&E/BCS SpinCo shall provide to Parent contemporaneous copies of any such notifications, tenders, submissions and communications and (B) GRP&E/BCS SpinCo shall have the right to notify, tender to, submit to, communicate with, and receive Insurance Proceeds from the issuers of the Parent Policies (which such Insurance Proceeds, to the extent paid by the issuer(s) to Parent, shall be paid over to GRP&E/BCS SpinCo by Parent within the timeframe set forth in Section 5.2(i) after Parent’s receipt of an invoice therefor from GRP&E/BCS SpinCo). Parent and GRP&E/BCS SpinCo agree to consent to reasonable modifications, additions or deletions to such procedures before or after the Effective Time to effectuate the purpose of this Section and to furnish reasonable cooperation to each other to ensure that the purposes of Section 5.2(c) are effectuated;

(ii)              GRP&E/BCS SpinCo and the members of the GRP&E/BCS Group shall timely indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any Self-Insurance incurred by Parent or any members of the Parent Group to the extent attributable to any claims (or portions of claims) made by GRP&E/BCS SpinCo or any other members of the GRP&E/BCS Group attributable to any GRP&E/BCS Liability under any Parent Policies, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by GRP&E/BCS SpinCo, any other member of the GRP&E/BCS Group, their employees or Third Parties;

(iii)            With respect to any GRP&E/BCS Liability, the members of the GRP&E/BCS Group shall exclusively bear and be liable for (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such GRP&E/BCS Liability made by GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group under the Parent Policies; and

(iv)             For avoidance of doubt, with respect to any Parent Liability, the members of the Parent Group shall exclusively bear and be liable for (and neither GRP&E/BCS SpinCo nor any members of the GRP&E/BCS Group shall have any obligation to repay or reimburse Parent or any member of the Parent Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such Parent Liability made by Parent or any member of the Parent Group under the Parent Policies.

(d)               In the event an insurance policy aggregate limit of a Parent Policy under which any member of the GRP&E/BCS Group was covered prior to the Effective Time is exhausted, or is believed likely to be exhausted, due to noticed claims, the members of the GRP&E/BCS Group, on the one hand, and the members of the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group paid or payable by the issuers of the Parent Policies (including any submissions prior to the Effective Time) to the extent any such reinstatement of the policy is available; provided, that Parent and GRP&E/BCS SpinCo may instead mutually agree not to reinstate the policy, in which event each Group shall bear its own future costs without regard to any insurance coverage that would have been otherwise provided by such reinstatement. To the extent that the Parent Group or the GRP&E/BCS Group is allocated more than its pro rata portion of such reinstatement premium due to the timing of losses submitted to and paid by the issuers of the Parent Policies, GRP&E/BCS SpinCo or Parent, respectively, shall promptly pay the other party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Further, (i) in the event Parent wishes to reinstate the Parent Policy, but GRP&E/BCS SpinCo does not, Parent, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event Parent and the other members of the Parent Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the Parent Policy, and GRP&E/BCS SpinCo shall cooperate with Parent in allowing Parent to exercise this right; and (ii) in the event GRP&E/BCS SpinCo wishes to reinstate the Parent Policy, but Parent does not, GRP&E/BCS SpinCo, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event GRP&E/BCS SpinCo and the other members of the GRP&E/BCS Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the Parent Policy, and Parent shall cooperate with GRP&E/BCS SpinCo in allowing GRP&E/BCS SpinCo to exercise this right.

(e)               From and after the Effective Time, with respect to any Parent Liability, (i) Parent and each member of the Parent Group, to the extent permitted by law, will have and will be fully entitled to exercise all rights that any of these may have as of the Effective Time, including the right to make claims, under the GRP&E/BCS Policies, it being the intent that this Agreement shall not operate to reduce any insurance recovery that otherwise would be available in the absence of the Separation; and (ii) to the extent permitted by law and necessary to effectuate the purpose of this Section 5.2(e), GRP&E/BCS SpinCo assigns, transfers, and conveys to Parent all rights to, proceeds from, and all claims and choses in action for coverage, defense, indemnitees, payment and reimbursement provided under the GRP&E/BCS Policies to such members of the Parent Group with respect to Parent Liabilities, but solely to the extent that such policies provided coverage for such members of the Parent Group prior to the Effective Time with respect to such Parent Liabilities; provided that such access to, and such right to make claims under, GRP&E/BCS Policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any Self-Insurance, and shall be subject to the following additional conditions:

(i)                 Subject to Section 5.2(o), Parent will be solely responsible for notifying, tendering and submitting any claim for insurance coverage of any Parent Liability under the GRP&E/BCS Policies and for communicating with the issuers of the GRP&E/BCS Policies with respect to such claims for coverage. With respect to a Parent claim for coverage of a Parent Liability under the GRP&E/BCS Policies, (i) Parent shall provide to GRP&E/BCS SpinCo contemporaneous copies of any such notifications, tenders, submissions and communications and (ii) Parent shall have the right to notify, tender to, submit to, communicate with, and receive Insurance Proceeds from the issuers of the GRP&E/BCS Policies (which such Insurance Proceeds, to the extent paid by the issuer(s) to GRP&E/BCS SpinCo, shall be paid over to Parent by GRP&E/BCS SpinCo within the timeframe set forth in Section 5.2(j) after GRP&E/BCS SpinCo’s receipt of an invoice therefor from Parent). GRP&E/BCS SpinCo and Parent agree to consent to reasonable modifications, additions or deletions to such procedures before or after the Effective Time to effectuate the purposes of this Section and to furnish reasonable cooperation to each other to ensure that the purpose of this Section 5.2(e) is effectuated;

(ii)              Parent and the members of the Parent Group shall timely indemnify, hold harmless and reimburse GRP&E/BCS SpinCo and the members of the GRP&E/BCS Group for any Self-Insurance incurred by GRP&E/BCS SpinCo or any members of the GRP&E/BCS Group to the extent resulting from any claims (or portions of claims) made by Parent or any other members of the Parent Group attributable to any Parent Liability under any GRP&E/BCS Policies, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Parent, any other member of the Parent Group, their employees or Third Parties;

(iii)            With respect to any Parent Liability, the members of the Parent Group shall exclusively bear and be liable for (and neither GRP&E/BCS SpinCo nor any members of the GRP&E/BCS Group shall have any obligation to repay or reimburse Parent or any member of the Parent Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such Parent Liability made by Parent or any member of the Parent Group under the GRP&E/BCS Policies; and

(iv)             For avoidance of doubt, with respect to GRP&E/BCS Liability, the members of the GRP&E/BCS Group shall exclusively bear and be liable for (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such GRP&E/BCS Liability made by GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group under the GRP&E/BCS Policies.

(f)                In the event an insurance policy aggregate limit of a GRP&E/BCS Policy under which any member of the Parent Group was covered prior to the Effective Time is exhausted, or is believed likely to be exhausted, due to noticed claims, the members of the Parent Group, on the one hand, and the members of the GRP&E/BCS Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group paid or payable by issuers of the GRP&E/BCS Policies (including any submissions prior to the Effective Time) to the extent any such reinstatement of the policy is available; provided, that GRP&E/BCS SpinCo and Parent may instead mutually agree not to reinstate the policy, in which event the members of each Group shall bear their own future costs without regard to any insurance coverage that would have been otherwise provided by such reinstatement. To the extent that the GRP&E/BCS Group or the Parent Group is allocated more than its pro rata portion of such reinstatement premium due to the timing of losses submitted to or paid by issuers of the GRP&E/BCS Policies, Parent or GRP&E/BCS SpinCo, respectively, shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Further, (i) in the event GRP&E/BCS SpinCo wishes to reinstate the GRP&E/BCS Policies, but Parent does not, GRP&E/BCS SpinCo, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event GRP&E/BCS SpinCo and the other members of the GRP&E/BCS Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the GRP&E/BCS Policies, and Parent shall cooperate with GRP&E/BCS SpinCo in allowing GRP&E/BCS SpinCo to exercise this right; and (ii) in the event Parent wishes to reinstate the GRP&E/BCS Policies, but GRP&E/BCS SpinCo does not, Parent, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event Parent and the other members of the Parent Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the GRP&E/BCS Policies, and GRP&E/BCS SpinCo shall cooperate with Parent in allowing Parent to exercise this right.

(g)               The limits of the Parent Policies and GRP&E/BCS Policies shall be paid and payable, and the Self-Insurance pertaining thereto shall be applicable and applied, on a first-come first-served basis, absent any agreement between Parent and GRP&E/BCS SpinCo to modify this first come-first served method of payment; provided, however, no member of the GRP&E/BCS Group or the Parent Group shall, or shall seek to, accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of Self-Insurance. Further, in the event that either GRP&E/BCS SpinCo or Parent becomes aware of information that would lead it reasonably to expect that the policy limits or the Self-Insurance limits of a Parent Policy or GRP&E/BCS Policy (in either case, under which members of the Parent Group and GRP&E/BCS Group are both insured) are likely to be exhausted based on existing insurance claims, it shall promptly notify the other in writing of that expectation, the basis therefor, and the parties shall cooperate to ensure that the purposes and intent of the second sentence of this Section 5.2(g) are properly effectuated.

(h)               Except as provided in Section 5.1, at the Effective Time, GRP&E/BCS SpinCo and Parent shall have in effect all insurance programs required to comply with their respective contractual obligations and such other insurance policies required by law or as reasonably necessary or appropriate for companies operating a business similar to GRP&E/BCS SpinCo’s or Parent’s, respectively. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability. Except as provided in Section 5.1, neither Parent nor any of the members of the Parent Group shall have any obligation to secure extended reporting for any claims under any Liability policies of Parent or any member of the Parent Group for any acts or omissions by any member of the GRP&E/BCS Group committed prior to the Effective Time.

(i)                 All payments and reimbursements owed by Parent to GRP&E/BCS SpinCo pursuant to Section 5.1 and this Section 5.2 shall be made within sixty (60) days after Parent’s receipt of an invoice therefor from GRP&E/BCS SpinCo.

(j)                 All payments and reimbursements owed by GRP&E/BCS SpinCo to Parent pursuant to Section 5.1 and this Section 5.2 shall be made within sixty (60) days after GRP&E/BCS SpinCo’s receipt of an invoice therefor from Parent.

(k)               In the event that after the Effective Time, Parent proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Parent Policies under which a member of the GRP&E/BCS Group has or may in the future have rights to assert claims pursuant to this Section 5.2 in a manner that would reasonably be expected to adversely affect any such rights of a member of the GRP&E/BCS SpinCo in any material respect, (i) Parent will give GRP&E/BCS SpinCo thirty (30) days prior written notice thereof and consult with GRP&E/BCS SpinCo with respect to such action, (ii) Parent will not take such action without the prior written consent of GRP&E/BCS SpinCo, such consent not to be unreasonably withheld, conditioned or delayed, and (iii) Parent will pay to GRP&E/BCS SpinCo its equitable share (which shall be mutually agreed upon by Parent and GRP&E/BCS SpinCo, acting in all cases reasonably and without unreasonable delay), if any, of any net proceeds actually received by Parent (or any member of the Parent Group) from the insurer under the applicable Parent Policy as a result of such action by Parent (after deducting Parent’s out-of-pocket expenses incurred in connection with such action).

(l)                 In the event that after the Effective Time, GRP&E/BCS SpinCo proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any GRP&E/BCS Policies under which a member of the Parent Group has or may in the future have rights to assert claims pursuant to this Section 5.2 in a manner that would reasonably be expected to adversely affect any such rights of a member of the Parent in any material respect, (i) GRP&E/BCS SpinCo will give Parent thirty (30) days prior written notice thereof and consult with Parent with respect to such action, (ii) GRP&E/BCS SpinCo will not take such action without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, and (iii) GRP&E/BCS SpinCo will pay to Parent its equitable share (which shall be mutually agreed upon by GRP&E/BCS SpinCo and Parent, acting in all cases reasonably and without unreasonable delay), if any, of any net proceeds actually received by GRP&E/BCS SpinCo (or any member of the GRP&E/BCS Group) from the insurer under the applicable GRP&E/BCS Policy as a result of such action by GRP&E/BCS SpinCo (after deducting GRP&E/BCS SpinCo’s out-of-pocket expenses incurred in connection with such action).

(m)             This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group or the GRP&E/BCS Group in respect of any insurance policy or any other contract or policy of insurance.

(n)               An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Section 5.2, have any subrogation rights against any member of the Parent Group or GRP&E/BCS Group with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive in the absence of the Separation) by virtue of the provisions hereof. No provision of this Agreement is intended to relieve any insurer of any Liability under any policy.

(o)               Parent and GRP&E/BCS SpinCo intend that with respect to GRP&E/BCS Liabilities and Parent Liabilities, recoveries under Parent Policies and GRP&E/BCS Policies shall be available to no lesser extent than would have been the case in the absence of the Separation. Parent and GRP&E/BCS SpinCo and the members of Parent Group and GRP&E/BCS Group agree to provide all reasonable and timely cooperation necessary to ensure that the provisions of Section 5.1 and this Section 5.2 are effectuated, including:

(i)               providing for an orderly transition of insurance coverage from and after the Effective Time;

(ii)              timely exchanging information regarding depletion or exhaustion of insurance policy limits, including loss runs;

(iii)              providing any consents, not to be unreasonably withheld or delayed, necessary to allow for recovery of Insurance Proceeds, including communicating with the issuers of the Parent Policies and the GRP&E/BCS Policies (A) the consent, as necessary, of Parent to allow GRP&E/BCS SpinCo to effectively make claims for and to pursue insurance recoveries in accordance with the terms of this Section 5.2, and (B) the consent of GRP&E/BCS SpinCo to allow Parent to effectively make claims for and to pursue insurance recoveries in accordance with the terms of this Section 5.2;

(iv)             allowing Parent or other member of the Parent Group to make claims for an insurance recovery and communicate and negotiate with insurers in the name of GRP&E/BCS SpinCo (or other member of the GRP&E/BCS Group), including the initiation of litigation or arbitration, subject to the consent of GRP&E/BCS SpinCo or other member of the GRP&E/BCS Group, not to be unreasonably withheld or delayed, and to provide reasonable cooperation to such members of the Parent Group with respect to such claims. The out-of-pocket costs of making such claims shall be borne by Parent;

(v)               allowing GRP&E/BCS SpinCo or other member of the GRP&E/BCS Group to make claims for an insurance recovery and communicate and negotiate with insurers in the name of Parent or other member of the Parent Group, including the initiation of litigation or arbitration, subject to the consent of Parent or other member of the Parent Group, not to be unreasonably withheld or delayed, and to provide reasonable cooperation to such member(s) of the GRP&E/BCS Group with response to such claims. The out-of-pocket costs of making such claims shall be borne by GRP&E/BCS SpinCo;

(vi)             timely providing to GRP&E/BCS SpinCo copies in the possession of Parent of communications to and from insurers regarding coverage for any GRP&E/BCS Liability;

(vii)            timely providing to Parent copies in the possession of GRP&E/BCS SpinCo of communications to and from insurers regarding any Parent Liability;

(viii)          timely providing to GRP&E/BCS SpinCo copies of any Parent Policies under which on or prior to the Effective Time any member of the GRP&E/BCS Group was an insured as well as any documentation relating to the procurement of such policies; and

(ix)            timely providing to Parent copies of GRP&E/BCS Policies under which on or prior to the Effective Time any member of the Parent Group was an insured as well as any documentation relating to the procurement of such policies.

Parent and the other members of the Parent Group shall notify and make claims for coverage under a Parent Policy of a GRP&E/BCS Liability but only if all of the following are applicable: (a) GRP&E/BCS SpinCo requests that Parent or other member of the Parent Group notify and make such claims for coverage; (b) it is impractical for GRP&E/BCS SpinCo and other members of the GRP&E/BCS Group themselves to notify and make such claims for coverage of a GRP&E/BCS Liability under the Parent Policies; and (c) Parent consents to make and notify such claims for coverage of a GRP&E/BCS Liability under the Parent Policies, such consent not to be unreasonably withheld. The non de minimis out-of-pocket costs of making such claims shall be borne by GRP&E/BCS SpinCo. GRP&E/BCS SpinCo and the other members of the GRP&E/BCS Group shall notify and make claims for coverage under a GRP&E/BCS Policy of a Parent Liability but only if all of the following are applicable: (a) Parent requests that GRP&E/BCS SpinCo or other member of the GRP&E/BCS Group notify and make such claims for coverage; (b) it is impractical for Parent and other members of the Parent Group themselves to notify and make such claims for coverage of an Parent Liability under the GRP&E/BCS Policies; and (c) GRP&E/BCS SpinCo consents to make and notify such claims for coverage of a Parent Liability under the GRP&E/BCS Policies, such consent not to be unreasonably withheld. The non de minimis out-of-pocket costs of making such claims shall be borne by Parent.

(p)               To the extent that any member of the Parent Group incurs out of pocket expenses in cooperating with any member of the GRP&E/BCS Group as required in this Section 5.2, GRP&E/BCS SpinCo shall reimburse Parent for such reasonable non de minimis out-of-pocket expenses provided that: (i) Parent shall have given GRP&E/BCS SpinCo advance written notice of its intent to recover such out-of-pocket expenses from GRP&E/BCS SpinCo and a reasonable estimate of the amount and nature of such expenses; and (ii) Parent shall reasonably cooperate with GRP&E/BCS SpinCo in managing the out-of-pocket expenses in an efficient manner.

(q)               To the extent that any member of the GRP&E/BCS Group incurs out of pocket expenses in cooperating with any member of the Parent Group as required in this Section 5.2, Parent shall reimburse GRP&E/BCS SpinCo for such reasonable non de minimis out-of-pocket expenses provided that: (i) GRP&E/BCS SpinCo shall have given Parent advance written notice of its intent to recover such out-of-pocket expenses from Parent and a reasonable estimate of the amount and nature of such expenses; and (ii) GRP&E/BCS SpinCo shall reasonably cooperate with Parent in managing the out-of-pocket expenses in an efficient manner.

5.3              Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two (2%) percent.

5.4              Treatment of Payments for Tax Purposes. For all applicable income tax purposes, the Parties agree to treat any payment required by this Agreement pursuant to Section 13.01 of the Tax Matters Agreement.

5.5              Inducement. Each of GRP&E/BCS SpinCo and Parent acknowledges and agrees that the other’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by its covenants and agreements in this Agreement and the Ancillary Agreements, including its assumption and/or retention of the GRP&E/BCS Liabilities or the Parent Liabilities, as applicable, pursuant to the Separation and the provisions of this Agreement and its covenants and agreements contained in Article IV.

5.6              Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Article VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1              Agreement for Exchange of Information and Cooperation.

(a)               Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and GRP&E/BCS SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after request therefor, any information and documents or other materials (or a copy thereof) in the possession or under the control of such Party or its Group that the requesting Party or its Group requests to the extent that (i) such information relates to the GRP&E/BCS Business, or any GRP&E/BCS Asset or GRP&E/BCS Liability, if GRP&E/BCS SpinCo is the requesting Party, or to the Howmet Aerospace Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is reasonably requested in connection with the requesting Party’s compliance with its obligations under this Agreement or any Ancillary Agreement, or under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound; (iii) such information is reasonably requested in connection with the requesting Party’s compliance with any obligation imposed by any Governmental Authority or under any applicable Law or securities exchange rule; or (iv) such information is reasonably requested by the requesting Party in evaluating its potential exposure to Liabilities of the other Party’s Group under guarantees and other obligations that have not been fully novated, replaced and/or transferred to such other Party’s Group in accordance with Sections 2.5 and 2.6; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be commercially detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)               Without limiting the generality of the foregoing, following the Effective Time, each Party shall use its commercially reasonable efforts to cooperate with the other Party in its information requests and other reasonable requests to enable (i) the other Party to meet its applicable financial reporting and related obligations under applicable Laws and securities exchange rules and timetable for dissemination of its earnings releases, financial statements, and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws; (iii) the other Party to meet its other applicable obligations imposed by any Governmental Authority or under any applicable Law or securities exchange rule; and (iv) the other Party to meet its applicable obligations under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound.

6.2              Ownership of Information. The provision of any information pursuant to Section 6.1 or 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3              Compensation for Providing Information. A Party requesting information shall reimburse the other Party for any non de minimis, reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4              Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, each Party agrees to use reasonable best efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in its possession or control at the Effective Time in accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies GRP&E/BCS SpinCo in writing of any such change); provided, however, that in the case of any information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 9.01 of the Tax Matters Agreement shall govern the retention of Tax Records (as defined in the Tax Matters Agreement) and Section [ ] of the Employee Matters Agreement shall govern the retention of employment and benefits related records.

6.5              Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6              Other Agreements Providing for Exchange of Information.

(a)               The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)               Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or destroy it, at the providing Party’s election; and (ii) deliver to the providing Party a written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7              Production of Witnesses; Records; Cooperation.

(a)               After the Effective Time, except in the case of an adversarial Action or Dispute between Parent and GRP&E/BCS SpinCo, or any members of their respective Groups, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)               If an Indemnifying Party elects to defend any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense or any related settlement or compromise, and shall otherwise cooperate in such defense or any related settlement or compromise.

(c)               Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)               Without limiting any provision of this Section 6.7 and subject to the terms of the Intellectual Property Agreements, each Party agrees to cooperate, and to cause the members of its Group to cooperate, with the other Party and the members of its Group in the defense of any infringement or similar claim with respect to any Intellectual Property, and each Party agrees not to, and not to permit any member of its respective Group to, claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Parties in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)               The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8              Privileged Matters.

(a)               The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the GRP&E/BCS Group, and that each of the members of the Parent Group and the GRP&E/BCS Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services shall be rendered solely for the benefit of the Parent Group or the GRP&E/BCS Group, as the case may be.

(b)               The Parties agree as follows:

(i)                 Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Howmet Aerospace Business and not to the GRP&E/BCS Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the GRP&E/BCS Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the GRP&E/BCS Group.

(ii)              GRP&E/BCS SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the GRP&E/BCS Business and not to the Howmet Aerospace Business, whether or not the Privileged Information is in the possession or under the control of any member of the GRP&E/BCS Group or any member of the Parent Group. GRP&E/BCS SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any GRP&E/BCS Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the GRP&E/BCS Group or any member of the Parent Group.

(iii)            If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Howmet Aerospace Business, solely to the GRP&E/BCS Business, or to both the Howmet Aerospace Business and the GRP&E/BCS Business.

(c)               Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)               If any dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of its Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  In addition, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e)               In the event of any adversarial Action between Parent and GRP&E/BCS SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)                Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees has received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise to prevent the production or disclosure of such Privileged Information.

(g)               Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and GRP&E/BCS SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that (i) their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise, and (ii) in the event of any exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI, the Party receiving such Privileged Information shall promptly return such Privileged Information to and at the request of the Party that has the right to assert the privilege or immunity.

(h)               In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements to implement and/or supersede the provisions of Section 6.7 or this Section 6.8 where necessary or useful for this purpose.

6.9              Confidentiality.

(a)               Confidentiality. Subject to Section 6.10 and, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the five (5)-year anniversary of the Effective Time, each of Parent and GRP&E/BCS SpinCo, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such other Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of such other Party or any member of such other Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of its Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)               No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party shall promptly, at the request of the other Party, either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)               Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and the members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10          Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Article VII

DISPUTE RESOLUTION

7.1              Good-Faith Negotiation. Subject to Section 7.4 and except as otherwise provided in any Ancillary Agreement, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are GRP&E/BCS Assets, any Liabilities are GRP&E/BCS Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2              Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein. The mediation shall be held in Pittsburgh, Pennsylvania or such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3. All costs and expenses charged by the mediator and/or by CPR shall be shared equally by Parent and GRP&E/BCS SpinCo.

7.3              Arbitration.

(a)               In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the CPR arbitration procedure. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10 million or more. All costs and expenses charged by the arbitrator and/or by CPR shall be shared equally by Parent and GRP&E/BCS SpinCo.

(b)               The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party shall name an arbitrator; and (ii) the two (2) Party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR arbitration procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator shall be appointed pursuant to the CPR arbitration procedure. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either Party, the sole independent arbitrator shall be appointed pursuant to the CPR arbitration procedure.

(c)               The arbitrator(s) shall have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) shall not award any relief not specifically requested by the Parties and, in any event, shall not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim), except as may be otherwise provided in an Ancillary Agreement. Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII shall toll the applicable statute of limitations for the duration of any such proceedings.

7.4              Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1, 7.2 and 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Sections 7.2 and 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other Party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR arbitration procedure.

7.5              Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by hereby and thereby during the course of dispute resolution pursuant to the provisions of this Article VII unless such commitments are the specific subject of the Dispute at issue.

Article VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1              Further Assurances.

(a)               In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)               Without limiting the foregoing, prior to, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the GRP&E/BCS Assets and the Parent Assets and the assignment and assumption of the GRP&E/BCS Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)               On or prior to the Effective Time, Parent and GRP&E/BCS SpinCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, GRP&E/BCS SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)               Parent and GRP&E/BCS SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of GRP&E/BCS SpinCo or any other member of the GRP&E/BCS Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) of the preceding sentence, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

8.2              Continued Use of Arconic Name. Except as otherwise provided in the Intellectual Property Agreements, Parent undertakes to (and to cause the members of the Parent Group to) discontinue the use of the name “Arconic” and the related trademark symbol as soon as reasonably practicable after the Effective Time, but in any case not longer than the period set forth in the Intellectual Property Agreements (the “Transition Period”). Notwithstanding the foregoing, effective as of the Effective Time, GRP&E/BCS SpinCo, on behalf of itself and its Affiliates, hereby grants to the members of the Parent Group a non-exclusive, sublicenseable, worldwide and royalty-free license to use and have used the name “Arconic” and the related trademark symbol for the sale of inventory containing the such name or trademark applied to such products created: (a) prior to the Effective Time and (b) during the Transition Period; provided, that Parent shall (and shall cause the members of the Parent Group and its sublicensees to) use such name or trademark at a level of quality equivalent to that in effect as of the Effective Time.

8.3              Domain Name Use. Upon the request of a Party that used a domain name in connection with its business prior to the date of this Agreement, the Party now owning the domain name will re-direct traffic for that domain name to a domain name identified by the requesting Party for a period ending one (1) year after the date of the Agreement.

Article IX

TERMINATION

9.1              Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including GRP&E/BCS SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2              Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article X

MISCELLANEOUS

10.1          Counterparts; Entire Agreement; Corporate Power.

(a)               This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto or the parties thereto, respectively, and delivered to the other Party hereto or parties thereto, respectively.

(b)               This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)               Parent represents on behalf of itself and each other member of the Parent Group, and GRP&E/BCS SpinCo represents on behalf of itself and each other member of the GRP&E/BCS Group, as follows:

(i)               each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)              this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)               Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2          Governing Law.

(a)               This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)               Subject to the provisions of Article VII, each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

10.3          Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a Change of Control.

10.4          Third-Party Beneficiaries. Except for any Parent Indemnitee or GRP&E/BCS Indemnitee (in their respective capacities as such) expressly entitled to indemnification rights under this Agreement or any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties hereto and parties thereto, respectively, and are not intended to confer upon any other Person any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5          Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

Arconic Inc.
[       ]
[       ]
Attention: [     ]
Facsimile: [      ]

If to GRP&E/BCS SpinCo, to:

Arconic Rolled Products Corporation
[      ]
[      ]
Attention: [      ]
Facsimile: [       ]

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6          Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7          Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IX. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8          No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9          Publicity. Prior to the Effective Time, each of GRP&E/BCS SpinCo and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10        Expenses. Except as otherwise expressly set forth in this Agreement (including Section 2.14(b)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred (a) on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Parent and (b) after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such costs or expenses.

10.11        Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12        Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13        Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14      Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party hereto or parties thereto, respectively, who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that (a) the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, and (b) any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15      Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16      Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in Pittsburgh, Pennsylvania or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [ ], 2020.

10.17      Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither GRP&E/BCS SpinCo or any member of the GRP&E/BCS Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, consequential, special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim), except as may be otherwise provided in an Ancillary Agreement.

10.18      Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. GRP&E/BCS SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the GRP&E/BCS Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19      Mutual Drafting; Precedence.

(a)               This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(b)               In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Tax Matters Agreement, the Employee Matters Agreement, the Metal Supply Agreements, the Intellectual Property Agreements, the Leases, the Kofem Site Services Agreement, the Davenport Tax Exempt Bonds Reimbursement Agreement (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

ARCONIC INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

ARCONIC ROLLED PRODUCTS CORPORATION

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]